UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 24, 2012

EXCEL TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34698	27-1493212
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

(Address of Principal Executive Offices, Including Zip Code)

(858) 613-1800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

The following sets forth certain recent developments for Excel Trust, Inc.

Recent Developments

Portfolio Update

On October 19, 2012, we acquired five retail shopping centers and a 50% interest in a sixth retail shopping center located in Florida and Virginia. The aggregate purchase price for the acquisitions was approximately $262.8 million, which we funded with available cash, borrowings under our unsecured line of credit, $5.5 million in operating partnership units (consisting of 411,184 units valued at 110% of the average closing price of our common stock over a five trading-day period prior to closing, or $13.38 per unit) and $62.0 million in assumed mortgage debt. Approximately $50.0 million of the assumed debt bears interest at a rate of LIBOR plus 2.5% and matures in April 2013, and approximately $12.0 million bears interest at a rate of LIBOR plus 3.25% and matures in April 2015.

Five of the shopping centers are located in Orange County, Florida. Of the Florida shopping centers, four comprise a total of approximately 215,497 square feet and are wholly-owned by us, and one comprises approximately 103,767 square feet and is 50% owned by us through a tenant-in-common interest, with an agreement to purchase the remaining 50% interest if certain approvals are obtained. Major tenants of the Florida shopping centers include Walgreens, CVS Pharmacy (two locations), Trustco Bank, Fifth Third Bank (two locations), Regions Bank, Bravo, Fleming’s, Cantina Laredo, Big Fin, JoS. A. Bank and Ruth’s Chris Steak House. As of October 19, 2012, the shopping centers were approximately 96% leased based on gross leasable area.

The sixth retail shopping center is located in Richmond, Virginia. The Virginia shopping center comprises approximately 385,897 square feet of retail and commercial space, with an additional 339 apartment units on the upper levels of the shopping center. Major tenants of the Virginia shopping center include Whole Foods, HomeGoods, REI, Wells Fargo, First Market Bank, Dave & Busters, Mimi’s Cafe, Kona Grill and Bonefish Grill. As of October 19, 2012, the retail portion of the shopping center was approximately 80% leased based on gross leasable area, with an additional 35,000 square feet entitled but not constructed. The apartments were approximately 98% leased based on units leased as of October 19, 2012.

On October 1, 2012, we acquired the Pavilion Crossing, a 68,400 square foot retail shopping center located in Brandon, Florida, for approximately $13.1 million. As of October 19, 2012, this property was approximately 97% leased based on gross leasable area. The shopping center is anchored by a Publix.

On September 7, 2012, we contributed the La Costa Town Center, a 121,429 square foot retail shopping center located in Carlsbad, California, to a newly formed joint venture with GEM Realty Capital, Inc. for proceeds of approximately $21.2 million. We own a 20% ownership interest in the joint venture and act as the day-to-day property manager for the shopping center. We receive fees for providing these management services and other construction and development services related to the property.

On August 31, 2012, we acquired the Chimney Rock property, a 151,339 square foot retail shopping center located in Odessa, Texas, for approximately $23.8 million. As of October 19, 2012, this property was approximately 98% leased based on gross leasable area. Major tenants include Academy Sports, Best Buy, Marshalls, Kirkland’s and Ulta.

In connection with the acquisitions that we have made since June 30, 2012, as described above, we have incurred significant transaction-related expenses that may cause certain GAAP and non-GAAP financial results for our third quarter of 2012 to differ from market and analyst expectations and presentations.

Amended Credit Facility

On July 20, 2012, we entered into an amended and restated credit agreement, which increased the initial amount of our unsecured revolving credit facility from $200.0 million to $250.0 million, including a $25.0 million swingline subfacility and a $30.0 million letter of credit subfacility. We have the ability from time to time to increase the size of the revolving credit facility further by up to an additional $200.0 million to a total of $450.0 million, subject to receipt of lender commitments and other conditions precedent. The maturity date of the revolving credit facility is July 19, 2016 and can be extended for one year at our option. The interest rate on the revolving credit facility was reduced from LIBOR plus a margin of 220 to 300 basis points, depending on our leverage ratio, to LIBOR plus a margin of 165 to 225 basis points, depending on our leverage ratio. As of September 30, 2012, the interest rate on the revolving credit facility was 1.87%. We also pay a fee of 0.25% to 0.35% for any unused portion of the revolving credit facility, depending on the amount of the unused portion. As of October 19, 2012, we had $193.0 million outstanding under the revolving credit facility, with a $12.1 million letter of credit issued from the facility.

“At the Market” Program

In March 2012, we filed a prospectus supplement with the Securities and Exchange Commission, which permits us, from time to time, to offer and sell shares of our common stock having an aggregate offering price of up to $50.0 million in “at the market” offerings as defined in Rule 415 under the Securities Act. During the third quarter of 2012, we sold 1,082,051 shares of common stock through such offerings, resulting in net proceeds of approximately $12.7 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2012	Excel Trust, Inc.

	By:	/s/ S. ERIC OTTESEN
S. Eric Ottesen General Counsel